Exhibit 10.2

TUPPERWARE CORPORATION

RESTRICTED STOCK AGREEMENT

Recipient:

Number of Shares:

Date of Award:

Restricted Period Ends:

1. Restricted Stock Award. Tupperware Corporation, a Delaware corporation (“Tupperware”), pursuant to the Tupperware Corporation 1996 Incentive Plan, 2000 Incentive Plan or the 2002 Incentive Plan (the “Plan”), a copy of which is attached, hereby awards to the Recipient as of the Date of Award an award of a number of shares of common stock of Tupperware, $0.01 par value (“Shares”), all as specifically indicated above. The award is subject to the terms, conditions and restrictions of this Agreement and the Plan. The Recipient shall execute and return to Tupperware this Agreement and the stock power described in Paragraph 4 of this Agreement. All determinations and interpretations made by Tupperware in connection with any question arising under this Agreement or the Plan are binding and conclusive upon the Recipient or his or her legal representative.

2. Restrictions on Shares. The Restricted Period (as defined in Article 8 of the Plan) applicable to any Shares begins on the Date of Award and ends on the date the Restricted Period Ends, as set forth above, except as otherwise provided in Article 8 of the Plan. In the event of a Change of Control (as defined in Article 2 of the Plan), all restrictions shall lapse immediately in accordance with Article 13 of the Plan. If the Recipient dies while employed by Tupperware or a Subsidiary (as defined in Article 2 of the Plan), the restrictions shall lapse on the date of death.

3. Stockholder Rights. During the Restricted Period, the Recipient shall have all of the rights of a stockholder of Tupperware, including the right to receive dividends and the right to vote, except as otherwise set forth in this Agreement or in Article 8 of the Plan.

4. Issuance and Possession of Stock Certificates During Restricted Period. Shares will be issued and registered in certificate form or, if Tupperware so permits, book entry form, in the name of the Recipient in the stockholder records of Tupperware. The Recipient shall deliver to Tupperware the Recipient’s blank endorsement of a stock power. Such certificates will be held by Tupperware or its agent until the restrictions lapse or such Shares are forfeited in accordance with the Plan.

5. Adjustments to Shares. Recipient agrees to deliver to Tupperware any new or additional certificates representing stock or other securities, which he or she may receive during the Restricted Period with respect to the Shares (“Other Certificates”), together with a blank endorsement of a stock power. All such Shares or other securities will be subject to the same restrictions during the Restricted Period as the Shares. Other Certificates will be held by Tupperware or its agent.

6. Delivery of Certificates. Subject to the payment of tax obligations under Section 7 of this Agreement, Tupperware will deliver or cause to be delivered Shares evidenced by Certificates, or, if Tupperware so permits, in book entry form, and any Other Certificates at the end of the Restricted Period, and will deliver them to the Recipient or Recipient’s transferee free of the restrictions imposed by the Plan or this Agreement.

7. Tax Consequences. To the extent that the receipt of the Restricted Shares or the termination of the Restricted Period with respect to any Shares results in a tax obligation, the Recipient shall deliver to the Company at the time of such receipt or lapse on the restrictions, as the case may be, such amount of money or shares of unrestricted stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations. Similarly, the Recipient shall execute any forms or documents necessary for the Company to meet its financial or reporting requirements relating to this Award. In lieu of a cash payment of such amount, the Company shall have the right to retain, or sell without notice, a sufficient number of the Shares or such other Shares or securities represented by Other Certificates to cover the amount required to be withheld.

The Recipient has reviewed with the Recipient’s own tax advisors the federal, state, local and/or foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

8. Notices. All notices hereunder to Tupperware shall be delivered or mailed to the Corporate Secretary of Tupperware at its headquarters office. All notices hereunder to the Recipient shall be delivered personally or mailed to the Recipient’s address indicated below, unless the Recipient notifies Tupperware in writing of a change of address.

9. Data Transfer and Privacy. To administer this Plan, you must provide us with personal data to identify you, including name and address. Your personal data will be transferred to our U.S. headquarters in Orlando, and processed there. We may transfer your personal data to an outside vendor (such as a bank) for further processing. By signing below, you explicitly consent to this collection, transfer and processing, as necessary for operation of this Plan. During each of these steps, we treat your personal data with care to ensure its privacy, and ensure that any outside vendors do the same. If you are an EU resident, your data is treated in accordance with our EU Data Transfer Policy.

The parties confirm this Agreement effective as of the Date of Award and have executed it on                                         , 20        .

Tupperware Corporation	Recipient (Please sign and date form. Type or print address.)

Signature
Thomas M. Roehlk
Senior Vice President,
General Counsel and Secretary	Street Address (Home)

City State/Province Postal Code

Country